Exhibit 10.12

SEPARATION AGREEMENT AND RELEASE

THIS AGREEMENT made on the 17th day of November, 2016

BETWEEN:

ZYMEWORKS INC.

(the “Company”)

AND:

Dr. Gordon Ng

(“Gordon”)

WHEREAS:

A.	The Company employed Gordon pursuant to the terms of a written employment agreement dated January 1, 2012 (the “Employment Agreement”).

B.	The Company and the Employee have mutually agreed to terminate the employment relationship in accordance with the terms and conditions contained herein.

C.	The Board of Directors of the Company has considered that it is in the best interests of the Company to enter into this Agreement on the terms and conditions set forth below.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, representations and warranties contained herein, the parties hereto hereby agree as follows:

1.	Termination of Employment. The parties acknowledge and agree that effective November 17, 2016 (the “Effective Date”) Gordon’s employment with the Company and the Employment Agreement are terminated without cause.

2.	Accrued Vacation and Final Wages. Gordon’s final wages and accrued vacation pay as of the Effective Date will be paid out to Gordon as soon as possible as part of the next payroll following the execution of this Agreement.

3.

Salary and Benefits Continuance. Subject to section 9 of this Agreement, the Company will continue Gordon’s base salary and regular group benefits (excluding Life, Accidental Death and Dismemberment, Critical Illness and Long Term disability coverage which will terminate on the Effective Date) for a period of 14 months from the Effective Date until January 17, 2018 (the “Compensation

Zymeworks Inc.    540-1385 West 8th Ave, Vancouver, BC, Canada, V6H 3V9    www.zymeworks.com

Continuance Period”). If Gordon obtains new employment during the Compensation Continuance Period, Gordon will advise the Company immediately as to his start date and whether he will be receiving replacement group benefits pursuant as part of such new employment. To the extent Gordon has such replacement coverage all group benefits continued pursuant to this section will cease effective the date the replacement coverage commences.

4.	Variable Incentive. The Company agrees to pay Gordon the year-end bonus (the “Variable Incentive”) that Gordon would have received for the year ending December 31, 2016. The magnitude and timing of the Variable Incentive payment will be in the same manner as to all other executive officers at Zymeworks at the discretion of the compensation committee of the Company’s Board of Directors (the “Compensation Committee”).

5.	Stock Options. Amendment to Gordon’s stock option vesting and exercise schedule have been agreed between the parties (and form part of this agreement) and are set out in a separate letter entitled ‘Status of Stock Awards’ dated November 10, 2016.

6.	No Other Payments; Other Benefits and Perquisites. Gordon acknowledges and agrees that except as provided for this Agreement, the Company has no further obligations to provide any other payments or benefits to Gordon pursuant to the Employment Agreement or otherwise and all other benefits, perquisites or entitlements to compensation of any kind provided to Gordon during his employment shall terminate as of the Effective Date.

7.	Resignations. Gordon agrees to provide such written resignations as the Company deems necessary to revoke any authority Gordon had during his employment including, as applicable, as an officer of the Company or any of its affiliates or subsidiaries.

8.	Return of Company Property. Gordon agrees to return all property owned by the Company including computer equipment, any documents, passwords or records Gordon has in his possession, with the exception of his MacBook and Nexus phone, or control relating to the Company’s business within 5 business days of execution of this Agreement.

9.

Ongoing Obligations and Forfeiture of Payments. Gordon acknowledges and agrees that he continues to owe duties pursuant to the terms of the Employment Agreement as stated in Article 5 and Article 6 of the Employment Agreement. In the event Gordon may be in breach of any of the provisions of Articles 5 and 6, Gordon agrees that the Employer, subject only to the Company’s obligations pursuant to the Employment Standards Act (British Columbia) if found to be

Zymeworks Inc.    540-1385 West 8th Ave, Vancouver, BC, Canada, V6H 3V9    www.zymeworks.com

applicable to Gordon, may suspend its obligations to the Employee under section 3 herein and Gordon forfeits his right to receive further amounts under section 3, such amounts to be set off against the Company’s damages for the Employee’s breach of any of the provisions of Article 5 and Article 6. For the purposes of compliance with Article 5 and Article 6 of the Employment Agreement, the Company acknowledges and agrees that any employment with Newco will not constitute a violation of the Employment Agreement or trigger the forfeiture provisions of this section 9.

10.	Dispute Resolution. The parties hereby agree and acknowledge that the dispute resolution protocol stated in Article 8 of the Employment Agreement will apply to any dispute arising from this Agreement.

11.	Release of Claims by Gordon. Gordon, on his own behalf and on behalf of his legal representatives, administrators, executors, heirs, successors and assigns, hereby releases and forever discharges the Company, the Company’s applicable subsidiaries and affiliated entities and all of their respective officers, directors, shareholders, employees, agents, predecessors, successors, administrators, executors, heirs and assigns (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, including any claims made, pursuant to the Employment Standards Act (British Columbia) and the Human Rights Code (British Columbia) or any comparable provincial, federal or state laws that may apply to Gordon, which now or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever, whether known or unknown, suspected or unsuspected existing as to the present time that Gordon can, shall or may have against the Releasees, including, without restricting the generality of the foregoing but for greater certainty, any claims that are based on, relate to, or arise in connection with:

(a)	the employment of Gordon by the Company;

(b)	the termination of that employment and the Employment Agreement howsoever arising, including without limitation, any rights to compensation arising for notice, severance pay or pay in lieu of notice of termination, constructive dismissal, wrongful dismissal or vacation pay or other accrued amounts;

(c)	any entitlement Gordon may have to bonuses, stock options, or other incentive or equity compensation made available to Gordon during his employment;

(d)	any loss of office; and

(e)	the termination of any other of Gordon’s allowances, perquisites or benefits including termination of Gordon’s participation the Company’s long term disability or other insurance plans.

Zymeworks Inc.    540-1385 West 8th Ave, Vancouver, BC, Canada, V6H 3V9    www.zymeworks.com

12.	Covenant not to Sue; Estoppel. Gordon agrees not to make any claim or demand, or commence, maintain or prosecute any action, cause or proceeding for damages, compensation, loss or any relief against any party released herein in respect of any cause, matter or thing arising out of, or relating to the matters released herein or against any other person who might claim contribution or indemnity from any of the Releasees. Gordon further acknowledges and agrees that this Agreement shall operate conclusively as an estoppel in the event of any such claim, action or proceeding and may be pleaded accordingly.

13.	Confidentiality. The Company and Gordon agree to keep the terms of this Agreement confidential and will not, except as may be required by law, reveal the terms of this Agreement to any third parties except to their respective legal or financial advisors, or, in the case of the Company, applicable human resources and and financial employees charged with executing the terms of this agreement and, in the case of Gordon, his spouse, provided each of the Company and Gordon take reasonable steps to prevent such third parties from revealing any information pertaining to the terms of this Agreement.

14.	Non-Disparagement. The Company and Gordon shall not in any way disparage each other or, in the case of Gordon, any of the Releasees or make or solicit for the media or any others any comments, statements or the like that may be considered to be harmful or derogatory or detrimental to the good name or business reputation or standing in the business community of, as applicable, the Company, the Releasees or Gordon.

15.	Tax Indemnity. Gordon acknowledges and agrees that the Company shall withhold and remit statutory deductions on amounts payable to Gordon under this Agreement. Gordon agrees to indemnify and hold harmless the Company and its directors and officers from any and all liability for tax, penalties, interest or any other amount of any kind whatsoever arising under one or more of the Income Tax Act (Canada), the Employment Insurance Act (Canada), the Canada Pension Plan Act, the Income Tax Act (BC), or any other similar statute of Canada or a province or territory thereof, that arises out of or with respect to any payments made to Gordon pursuant to this Agreement.

16.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof.

17.

Severability. If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and

Zymeworks Inc.    540-1385 West 8th Ave, Vancouver, BC, Canada, V6H 3V9    www.zymeworks.com

it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

18.	Amendments and Waivers. This Agreement may not be amended or waived except in a writing signed by each party. No failure or delay by any party in exercising any right, power or privilege in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

19.	Successors; Binding Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, assigns, legal representatives, executors, administrators and heirs.

20.	No Admission. Nothing in this Agreement is intended to be, or shall be construed as, an admission by the Company or Gordon that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct.

21.	Independent Legal Advice. Gordon acknowledges that he has read and understands the terms of this Agreement and that he has received independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

22.	Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

23.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties with respect to Gordon’s employment by the Company and the termination of that employment.

[Execution page follows.]

Zymeworks Inc.    540-1385 West 8th Ave, Vancouver, BC, Canada, V6H 3V9    www.zymeworks.com

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement and Release as of the Effective Date.

ZYMEWORKS INC.

		By:	/s/ Ali Tehrani
Authorized Signatory

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) ) ) ) )
/s/ Wajida Leclerc
Witness
/s/ Gordon Ng
Wajida Leclerc	)	Dr. Gordon Ng
Name	)
)
38-19th Avenue East	)
Address	)

Zymeworks Inc.    540-1385 West 8th Ave, Vancouver, BC, Canada, V6H 3V9    www.zymeworks.com